Filed Pursuant to Rule 424(b)(2)
Registration No. 333-280715

PROSPECTUS SUPPLEMENT

(To prospectus dated July 8, 2024)

$6,000,000,000

$1,750,000,000 4.600% Senior Notes due 2030

$1,750,000,000 4.900% Senior Notes due 2032

$2,500,000,000 5.200% Senior Notes due 2035

Broadcom Inc. (the “Issuer,” “we,” “us” or “our”), a Delaware corporation, is offering three series of notes consisting of $1,750,000,000 aggregate principal amount of its 4.600% senior notes due 2030 (the “2030 Notes”), $1,750,000,000 aggregate principal amount of its 4.900% senior notes due 2032 (the “2032 Notes”) and $2,500,000,000 aggregate principal amount of its 5.200% senior notes due 2035 (the “2035 Notes”) (collectively, the “Notes”).

Each of the 2030 Notes, the 2032 Notes and the 2035 Notes is referred to as a “series” of Notes.

The 2030 Notes will accrue interest at a rate of 4.600% per year and mature on July 15, 2030. The 2032 Notes will accrue interest at a rate of 4.900% per year and mature on July 15, 2032. The 2035 Notes will accrue interest at a rate of 5.200% per year and mature on July 15, 2035. Interest on the Notes will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2026.

We intend to use the net proceeds from the sale of the Notes for general corporate purposes. See “Use of Proceeds.”

We may redeem any series of Notes at our option, in whole or in part, at any time and from time to time, at the redemption prices discussed under the caption “Description of the Notes—Optional Redemption.” If a Change of Control Triggering Event (as defined herein) occurs, we may be required to repurchase the Notes from holders. See “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.”

The Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated obligations. The Notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The Notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. For a more detailed description of the Notes, see “Description of the Notes” beginning on page S-19.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-9 to read about factors you should consider before buying the Notes.

	Per 2030 Note	Total	Per 2032 Note	Total	Per 2035 Note	Total
Public offering price(1)	99.791%	$1,746,342,500	99.730%	$1,745,275,000	99.637%	$2,490,925,000
Underwriting discounts	0.350%	$6,125,000	0.400%	$7,000,000	0.450%	$11,250,000
Proceeds to Broadcom (before expenses)(1)	99.441%	$1,740,217,500	99.330%	$1,738,275,000	99.187%	$2,479,675,000

(1)	Plus accrued and unpaid interest from July 11, 2025 to the date of delivery.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, S.A., on or about July 11, 2025, which will be the fourth business day following the date of this prospectus supplement (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are generally required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of such Notes who wish to trade Notes prior to the date of delivery should consult their advisors.

Joint Book-Running Managers

J.P. Morgan	Morgan Stanley	Wells Fargo Securities

The date of this prospectus supplement is July 7, 2025.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the Notes in two separate documents: (1) this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus, and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than and information that does not apply to the Notes being offered by this prospectus supplement. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing in our Notes. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in the section entitled “Where You Can Find More Information” in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, (i) all references to “Broadcom,” the “Company,” “we,” “our” and “us” refer to Broadcom Inc. and our subsidiaries on a consolidated basis, except on the cover of this prospectus supplement and in the sections titled “The Offering” and “Description of the Notes,” where such terms refer only to Broadcom Inc., excluding our subsidiaries, and (ii) all references to the “Issuer” refer to Broadcom Inc., excluding our subsidiaries. In this prospectus supplement, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus may contain forward- looking statements (including within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)) concerning Broadcom. These statements include, but are not limited to, statements that address our expected future business and financial performance and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words, phrases or expressions. These forward- looking statements are based on current expectations and beliefs of Broadcom’s management, current information available to Broadcom’s management, and current market trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Particular uncertainties that could materially affect future results include risks associated with: global economic conditions and uncertainty; government regulations, trade restrictions and trade tensions; global political and economic conditions relating to our international operations; our acquisition of VMware, Inc. (“VMware”), including our ability to realize the expected benefits; any acquisitions or dispositions we may make, such as delays, challenges and expenses associated with receiving governmental and regulatory approvals and satisfying other closing conditions, and with integrating acquired businesses with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected by such acquisitions; dependence on and risks associated with distributors and other channel partners of our products; dependence on senior management and our ability to attract and retain qualified personnel; our ability to protect against cybersecurity threats and a breach of security systems; any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; cyclicality in the semiconductor industry or in our target markets; our ability to make successful investments in research and development; our ability to continue achieving design wins with our customers, as well as the timing of any design wins; our dependence on contract manufacturing and outsourced supply chain; our dependency on a limited number of suppliers; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities, warehouses or other significant operations; our ability to accurately estimate customers’ demand and adjust our manufacturing and supply chain accordingly; our ability to improve our manufacturing capacity and quality; involvement in legal proceedings; ability of our software products to manage and secure IT infrastructures and environments; demand for our data center virtualization products and customer acceptance of our products, services and business strategy; compatibility of our software products with operating environments, platforms or third-party products; our ability to enter into satisfactory software license agreements; use of open source software in our products; sales to government customers; our ability to manage products and services lifecycles; quarterly and annual fluctuations in operating results; our competitive performance; our ability to maintain or improve gross margin; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product warranty and indemnification claims, or other undetected defects or bugs; our compliance with privacy and data security laws; our provision for income taxes and overall cash tax costs; our ability to maintain tax concessions in certain jurisdictions; potential tax liabilities as a result of acquiring VMware; our significant indebtedness and the need to generate sufficient cash flows to service and repay such debt; the amount and frequency of our stock repurchase program; and other events and trends on a national, regional, industry-specific and global scale, including those of a political, economic, business, competitive and regulatory nature.

All forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and under similar headings in our other filings with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus supplement and the accompanying prospectus or incorporated by reference into this prospectus supplement or the accompanying prospectus may not in fact occur. We undertake no intent or obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

You should carefully read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information included or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement, before making an investment decision.

Broadcom Inc.

Broadcom Inc., a Delaware corporation headquartered in Palo Alto, California, is a global technology leader that designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. We develop semiconductor devices with a focus on complex digital and mixed signal complementary metal oxide semiconductor based devices and analog III-V based products. We offer thousands of products that are used in end products such as enterprise and data center networking, including artificial intelligence networking and connectivity, home connectivity, set-top boxes, broadband access, telecommunication equipment, smartphones and base stations, data center servers and storage systems, factory automation, power generation and alternative energy systems, and electronic displays. Our infrastructure software solutions help enterprises simplify their information technology environments so they can increase business velocity and flexibility, and enable customers to plan, develop, deliver, automate, manage and secure applications across mainframe, distributed, edge, mobile, and private and hybrid cloud platforms. Our portfolio of infrastructure and security software is designed to modernize, optimize, and secure the most complex private and hybrid cloud environments, enabling scalability, agility, automation, insights, resiliency and security making it easy for customers to run their mission-critical workloads. We also offer mission-critical fibre channel storage area networking products and related software in the form of modules, switches and subsystems incorporating multiple semiconductor products.

Principal Executive Office

Our principal executive office is located at 3421 Hillview Avenue, Palo Alto, California 94304, and our telephone number is (650) 427-6000. All of our operations are conducted through our various subsidiaries, which are organized and operated according to the laws of their country of incorporation, and consolidated by Broadcom. We maintain an investors relation page on our website at www.broadcom.com where general information about Broadcom is available. The reference to our website address does not constitute incorporation by reference of the information contained on our website. For further information regarding Broadcom, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

THE OFFERING

The summary below describes the principal terms of the Notes offered hereby. Certain of the terms and conditions described below are subject to important limitations and exceptions. As used in this section, the terms the “Issuer,” “we,” “us” or “our” refer only to Broadcom Inc., excluding our subsidiaries. You should carefully review the “Description of the Notes” section of this prospectus supplement, which contains a more detailed description of the terms and conditions of the Notes.

Issuer	Broadcom Inc.

Notes Offered	$1,750 million aggregate principal amount of 4.600% senior notes due 2030.

$1,750 million aggregate principal amount of 4.900% senior notes due 2032.

$2,500 million aggregate principal amount of 5.200% senior notes due 2035.

Interest Rate on the Notes	4.600% for the 2030 Notes.

4.900% for the 2032 Notes.

5.200% for the 2035 Notes.

Interest Payment Dates	Semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2026.

Maturity Dates	July 15, 2030 for the 2030 Notes.

July 15, 2032 for the 2032 Notes.

July 15, 2035 for the 2035 Notes.

Optional Redemption

Prior to the applicable Par Call Date, we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price calculated by us (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus (i) 15 basis points, in the case of the 2030 Notes, (ii) 15 basis points, in the case of the 2032 Notes or (iii) 15 basis points, in the case of the 2035 Notes, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

“Par Call Date” means, with respect to the 2030 Notes, June 15, 2030 (the date that is one month prior to the maturity date of the 2030 Notes), with respect to the 2032 Notes, May 15, 2032 (the date that is two months prior to the maturity date of the 2032 Notes) and with respect to the 2035 Notes, April 15, 2035 (the date that is three months prior to the maturity date of the 2035 Notes).

See “Description of the Notes—Optional Redemption.”

Ranking

The Notes will be our general unsecured obligations.

The Notes will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations.

The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each of our subsidiaries. A substantial portion of our assets are owned through our subsidiaries, many of which have liabilities of their own, which will be structurally senior to the Notes. None of our subsidiaries will have any obligations with respect to the Notes. Therefore, our rights and the rights of our creditors, including holders of Notes, to participate in the assets of any of our subsidiaries upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors. As of May 4, 2025, the Issuer had approximately $62,186 million aggregate principal amount of indebtedness for borrowed money (including guarantees of certain indebtedness for borrowed money of certain of its subsidiaries), and its subsidiaries had approximately $10,920 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Notes with respect to claims on the assets and cash flows of its subsidiaries.

Additional Amounts; Redemption for Taxation Reasons

After the occurrence of a non-U.S. domicile transaction (as defined in “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus), if payments made by a non-U.S. payor (as defined in “Description of Debt Securities—Additional Amounts” in the accompanying prospectus) are subject to any withholding or deduction of taxes by certain relevant tax jurisdictions (other than the United States or any of its political subdivisions or governmental authorities), subject to certain exceptions, the non-U.S. payor is required to pay the additional amounts necessary so that the net amount received by the holders of a series of Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. In the event that certain changes in the tax law of any relevant jurisdiction would require a non-U.S. payor to make payments of such additional amounts on a series of Notes, the non-U.S. payor may redeem such series of Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Debt Securities—Additional Amounts” and “Description of Debt Securities—Redemption for Taxation Reasons” in the accompanying prospectus.

Use of Proceeds

We intend to use the net proceeds from the sale of the Notes for general corporate purposes. See “Use of Proceeds.”

Further Issuances

The Indenture (as defined below in “Description of the Notes”) will not limit the aggregate principal amount of debt securities that may be issued under it. Among other things, we may, from time to time, without notice to or consent of the holders of any Notes, create and issue additional Notes of a series ranking equally and ratably with, and having the same interest rate, maturity and/or other terms as, other Notes of such series in all respects, or in all respects except for the issue date, the public offering price, the payment of interest accruing prior to the issue date or the first interest payment date of such additional Notes; provided that, if such additional Notes are not fungible for U.S. federal income tax purposes with the initial Notes of such series, such additional Notes will have a different CUSIP, ISIN and/or any other identifying number.

Change of Control

Upon the occurrence of a “Change of Control Triggering Event” (as defined and described below under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event”), unless we have exercised our option to redeem the Notes as described below under “Description of the Notes—Optional Redemption” or under “Description of Debt Securities—Redemption for Taxation Reasons” in the accompanying prospectus, each holder of Notes will have the right to require that we purchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. See “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.”

Certain Covenants

The Indenture will include covenants that will, among other things, limit our ability and the ability of our Domestic Subsidiaries (as defined below in “Description of the Notes—Limitation on Secured Debt—Certain Definitions”) to create, assume, or guarantee any “Secured Debt” (as defined below in “Description of the Notes—Limitation on Secured Debt—Certain Definitions”) without making effective provision for securing the Notes equally and ratably with such Secured Debt, subject to certain exceptions described under “Description of the Notes—Limitation on Secured Debt,” and will limit our ability to consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any other person (as described under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus). These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes” below and “Description of Debt Securities” in the accompanying prospectus.

Form and Denomination

The Notes will be issued in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of the Notes—Book-Entry, Delivery and Form,” notes in certificated form will not be issued or exchanged for interests in global securities. Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

Trustee, Securities Registrar and Paying Agent

Wilmington Trust, National Association.

Risk Factors

You should carefully consider the information set forth herein under “Risk Factors” and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference before deciding whether to purchase the Notes.

No Public Market

The Notes are new securities, and there are currently no established trading markets for the Notes. The underwriters have advised us that they presently intend to make a market in the Notes of each series. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, liquid markets for the Notes may not be available if you try to sell your Notes. The Issuer does not intend to apply to list the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. See “Risk Factors—Risks Related to this Offering—There are currently no markets for the Notes, and active trading markets may not develop for the Notes.”

Governing Law

State of New York.

For a more complete description of the terms of the Notes, please see the sections entitled “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

RISK FACTORS

You should carefully consider the following risks and other information in this prospectus supplement (including the more detailed description of the terms and conditions of the Notes in the “Description of the Notes” section of this prospectus supplement) and the accompanying prospectus before investing in the Notes. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Our Business

For a discussion of the risks related to our business you should carefully consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A. Risk Factors” in the Issuer’s Annual Report on Form 10-K for the fiscal year ended November 3, 2024, Quarterly Reports on Form 10-Q for the fiscal quarters ended February 2, 2025 and May 4, 2025 and documents that we subsequently file with the SEC that update, supplement or supersede such information, all of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

Risks Related to this Offering

Our substantial indebtedness could adversely affect our financial health, our ability to execute our business strategy and our ability to fulfill our obligations under the Notes.

We have outstanding indebtedness and other financial obligations and significant unused borrowing capacity under our revolving credit facility. As of May 4, 2025, the Issuer had approximately $62,186 million aggregate principal amount of indebtedness for borrowed money (including guarantees of certain indebtedness for borrowed money of certain of its subsidiaries), and its subsidiaries had approximately $10,920 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Notes with respect to claims on the assets and cash flows of its subsidiaries. See “Capitalization.” We may also incur additional indebtedness in the future. Our substantial existing indebtedness and any incurrence of additional indebtedness in the future could have important consequences including:

•	making it more difficult for us to satisfy our financial obligations, including the Issuer’s obligations with respect to the Notes;

•	increasing our vulnerability to adverse general economic and industry conditions;

•	exposing us to interest rate risk;

•	limiting our flexibility in planning for, or reacting to, changes in the economy and the industries in which we operate;

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness;

•	making it more difficult to borrow additional funds in the future to fund growth, acquisitions, working capital, capital expenditures and other purposes; and

•

potentially requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund our other business needs.

We receive debt ratings from certain of the major credit rating agencies in the United States. Factors that may impact our credit ratings include debt levels, planned asset purchases or sales and near-term and long-term production growth opportunities. Liquidity, asset quality, cost structure, reserve mix and commodity pricing levels could also be considered by the rating agencies. While we are focused on maintaining investment grade ratings from these agencies, we may be unable to do so. Any downgrade in our credit rating or the ratings of our indebtedness, or adverse conditions in the debt capital markets, could:

•	adversely affect the trading prices of, or market for, our debt securities, including the Notes;

•	increase interest expense under our term facilities;

•	increase the cost of, and adversely affect our ability to refinance, our existing debt, including the Notes; and

•	adversely affect our ability to raise additional debt.

The instruments governing our indebtedness impose certain restrictions on our business.

The instruments governing our indebtedness contain, and the Indenture will contain, certain covenants imposing restrictions on our business. These restrictions may affect our ability to operate our business, to plan for, or react to, changes in market conditions or our capital needs and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions placed on us include maintenance of an interest coverage ratio and limitations on our ability to incur certain secured debt, enter into certain sale and lease-back transactions and consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. In addition, the instruments contain customary events of default upon the occurrence of which, after any applicable grace period, the indebtedness could be declared immediately due and payable. In such event, we may not have sufficient available cash to repay such debt at the time it becomes due, or be able to refinance such debt on acceptable terms or at all. Any of the foregoing could materially adversely affect our business, financial condition and results of operations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on, and to refinance our debt, depends on our future performance, which is subject to economic, financial, competitive and other factors. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under our current indebtedness, the Notes offered hereby, and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our outstanding indebtedness or future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms when needed, which could result in a default on our indebtedness.

In addition, the Issuer conducts its operations through its subsidiaries, none of which will be guarantors of the Notes. Accordingly, repayment of the Notes is dependent on the generation of cash flow by the Issuer’s subsidiaries and their ability to make such cash available to the Issuer, by dividend, debt payment or otherwise. The Issuer’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable the Issuer to make payments in respect of the Notes. If the Issuer does not receive distributions from its subsidiaries, it may be unable to make required principal and interest payments on the Notes.

Claims of holders of the Notes will be structurally subordinated to claims of creditors of the Issuer’s existing and future subsidiaries.

The Notes will not be guaranteed by any of the Issuer’s subsidiaries. Payments on the Notes are required to be made only by the Issuer. As a result, no payments are required to be made from assets of the Issuer’s subsidiaries, unless those assets are transferred by dividend or otherwise to the Issuer. In the event that any subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of such subsidiary’s debt and such subsidiary’s trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to the Issuer. Consequently, your claims in respect of the Notes will be structurally subordinated to all existing and future liabilities and obligations of the Issuer’s subsidiaries. As of May 4, 2025, the Issuer had approximately $62,186 million aggregate principal amount of indebtedness for borrowed money (including guarantees of certain indebtedness for borrowed money of certain of its subsidiaries), and its subsidiaries had approximately $10,920 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Notes with respect to claims on the assets and cash flows of its subsidiaries.

Since the Notes will not be guaranteed, no holder of the Notes will have a claim as a creditor against any of the Issuer’s subsidiaries, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of the Issuer’s subsidiaries will be structurally senior to the claim of any holders of the Notes.

The Issuer may not be able to repurchase the Notes upon a Change of Control Triggering Event.

Upon the occurrence of a “Change of Control Triggering Event” (as defined under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event”), unless the Issuer has exercised its option to redeem the Notes as described below under “Description of the Notes—Optional Redemption” or under “Description of Debt Securities—Redemption for Taxation Reasons” in the accompanying prospectus, each holder of Notes will have the right to require that the Issuer purchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes, at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. See “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.”

The source of funds for any purchase of the Notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Notes upon a Change of Control Triggering Event because it may not have sufficient financial resources to purchase all of the Notes that are tendered upon a Change of Control Triggering Event. Further, the Issuer may be contractually restricted under the terms of other debt we may incur in the future from repurchasing all of the Notes tendered by holders upon a Change of Control Triggering Event. Accordingly, the Issuer may not be able to satisfy its obligation to purchase the Notes unless we are able to refinance or obtain waivers under such other indebtedness. Such failure to repurchase any tendered Notes upon a “Change of Control” (as defined under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event”) would cause a default under the Indenture and may cause a default under other debt agreements governing our other indebtedness, including our indentures and credit agreements. Any transaction causing the occurrence of a Change of Control Triggering Event may also require us to offer to repurchase or repay our other indebtedness pursuant to similar provisions in our other debt agreements, including our indentures, and any of our future debt agreements may contain similar provisions.

Holders of the Notes may not be able to determine when a Change of Control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The phrase “all or substantially all,” as used with respect to our assets in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Issuer offer to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of its assets and the assets of its subsidiaries, taken as a whole, to another person may be uncertain. In addition, some important corporate events, such as leveraged recapitalizations or the sale of the Issuer to a public company that does not have a majority stockholder may not, under the Indenture, constitute a Change of Control that would require the Issuer to repurchase the Notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.” Similar provisions in our other debt agreements, including our indentures and credit agreements, and in any of our future debt agreements, may present similar risks.

An increase in market interest rates could result in a decrease in the relative value of the Notes.

In general, as market interest rates rise, debt instruments bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you purchase the Notes and market interest rates increase, the market values of your Notes may decline. We cannot predict the future level of market interest rates.

Our credit ratings may not reflect all risks of your investment in the Notes.

Any credit ratings assigned or that will be assigned to the Notes are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

The Issuer may choose to redeem some or all of the Notes prior to maturity.

The Issuer may redeem some or all of the Notes at any time and from time to time. See “Description of the Notes—Optional Redemption.” Although the Notes contain provisions designed to compensate you for the lost value of such Notes if we redeem some or all of such Notes prior to maturity, such provisions only approximate this lost value and may not adequately compensate you. Furthermore, in the event that certain changes in the tax law of any relevant jurisdiction would require a non-U.S. payor, following the occurrence of a non-U.S. domicile transaction, to make payments of “additional amounts” on a series of Notes, the non-U.S. payor may redeem such series of Notes in whole, but not in part, at any time, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Debt Securities—Additional Amounts” and “Description of Debt Securities—Redemption for Tax Reasons” in the accompanying prospectus. Depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security (including with comparable ratings) at an interest rate as high as the interest rate of the Notes of the applicable series being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of Notes.

There are currently no markets for the Notes, and active trading markets may not develop for the Notes.

Each series of Notes will constitute new issues of securities for which there are no established public markets. The Issuer does not expect to have the Notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. Certain of the underwriters have advised the Issuer that they expect to make a market for each series of the Notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market for any series of the Notes, and they may discontinue their market-making activities at any time without notice. In addition, the liquidity of the trading markets in each series of Notes and the market prices quoted for each series of Notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. Active trading markets for each series of Notes may not develop or be sustained and we cannot assure you as to the liquidity of any markets that do develop. You may not be able to sell your Notes at a particular time, and the prices that you receive when you sell may not be favorable.

The Indenture will not limit our ability to incur unsecured indebtedness, or prevent the payment of dividends or generally prevent highly leveraged transactions, and there will not be any financial covenants in the Indenture. As a result, we may incur additional debt, which could increase the risks associated with our substantial debt.

We will not be restricted from incurring additional unsecured debt or other liabilities, including additional unsubordinated debt, under the Indenture. If we incur additional debt or liabilities, the Issuer’s ability to pay the Issuer’s obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we will not be restricted under the Indenture from paying dividends or issuing or repurchasing our securities.

There will not be any financial covenants in the Indenture. Except for the covenants described in “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, there will not be any covenants or any other provisions in the Indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a Change of Control.

The “Change of Control Offer” (as defined under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event”) feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Offer feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event” in this prospectus supplement and under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the Notes. Restrictions on the Issuer’s and its Domestic Subsidiaries’ ability to incur Secured Debt are contained in the covenants as described below under “Description of the Notes—Limitation on Secured Debt,” and restrictions on the Issuer’s ability to consolidate, merge or convey, transfer or lease all or substantially all of its properties and assets are contained in the covenants as described in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger or Sale.” Except for the limitations contained in such covenants and “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event,” however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The covenant in the Indenture limiting the Issuer’s and its Domestic Subsidiaries’ ability to create, assume, or guarantee “Secured Debt” will apply only to property that constitutes a “Principal Property” under the Indenture; however, neither the Issuer nor any of its Domestic Subsidiaries has any property that will constitute a “Principal Property” under the Indenture.

The Indenture will include covenants that will, among other things, limit the Issuer’s ability and the ability of its Domestic Subsidiaries to create, assume, or guarantee any indebtedness for borrowed money that is secured by a security interest in any Principal Property (“Secured Debt”), subject to a number of important qualifications. In addition, properties with a net book value of less than 2% of the Issuer’s Consolidated Total Assets are expressly excluded from the definition of Principal Property. As of the date of this prospectus supplement, neither the Issuer nor any of its Domestic Subsidiaries has any property that constitutes a Principal Property under the Indenture. Furthermore, the Issuer’s board of directors (or a committee thereof) will have broad discretion to determine that a property is not of material importance to the total business conducted by the Issuer and its subsidiaries, taken as a whole, and upon such determination any such property will cease to constitute a “Principal Property” under the Indenture.

Holders of certain of our existing indebtedness may have more rights under certain circumstances than holders of the Notes.

The covenants in the Indenture are less restrictive than those in the indentures governing certain of our senior notes outstanding as of the date of this prospectus supplement, and therefore offer holders of the Notes fewer rights in certain circumstances than holders of certain of our outstanding senior notes. For example, the indentures governing certain of our existing senior notes contain certain covenants that restrict our ability to engage in sale and lease-back transactions; however, the Indenture does not contain such a covenant. In addition, we are subject to certain restrictive covenants relating to incurrence of secured indebtedness in the indentures governing certain of our existing senior notes that restrict us and all of our subsidiaries; however, the secured indebtedness covenant in the Indenture governing the Notes only restricts the Issuer and certain of its subsidiaries. Moreover, the limitation on secured indebtedness covenant in the Indenture allows the Issuer and certain of its subsidiaries to create, grant or incur liens or security interests in an amount higher than, and may apply to fewer assets than, the corresponding covenant in the indentures governing certain of our existing senior notes.

As such, an event of default under the indentures governing certain of our existing senior notes may not be an event of default under the Indenture, and holders of certain of our existing senior notes may have more rights under certain circumstances than holders of the Notes.

The trading prices of the Notes may be volatile and can be directly affected by many factors, including our credit rating.

To the extent trading markets for the Notes develop, the trading prices of the Notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for debt securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading prices of the Notes, or the trading market for the Notes, to the extent a trading market for the Notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading prices of the Notes.

We may not be able to refinance our indebtedness on favorable terms, if at all. Our inability to refinance our indebtedness, including the Notes, could materially and adversely affect our liquidity and our ongoing results of operations.

Our ability to refinance our indebtedness will depend in part on our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business, legislative, regulatory and other factors beyond our control. In addition, prevailing interest rates or other factors at the time of refinancing could increase our interest expense. A refinancing of our indebtedness could also require us to comply with more onerous covenants than the covenants to which we are presently subject and restrict our business operations. Our inability to refinance our indebtedness or to do so upon attractive terms could materially and adversely affect our business, prospects, results of operations, financial condition and cash flows, and make us more vulnerable to adverse industry and general economic conditions.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discounts, will be approximately $5,958 million. We intend to use the net proceeds from the sale of the Notes for general corporate purposes, which may include repayment of debt.

CAPITALIZATION

The following table sets forth our capitalization as of May 4, 2025, on an actual and as adjusted consolidated basis to give effect to the offering of the Notes. Actual amounts set forth in the table are subject to adjustments and may differ at the time of the consummation of the proposed transactions depending on several factors, including changes in the actual amount of fees and expenses related to the proposed transactions and the outstanding amount of indebtedness at that time. We cannot assure you that the transactions described in this prospectus supplement will in fact be consummated in the manner described or at all. This table should be read in conjunction with our historical financial statements and notes. See “Where You Can Find More Information.”

	May 4, 2025
(In millions, except per share amounts)	Historical (unaudited)	As Adjusted (unaudited)
Cash
Cash and cash equivalents	$9,472	$15,430

Debt (1)
May 2025 Term Loan — Fixed Rate
4.489% Loan due May 2028	750	750

January 2025 Senior Notes — Fixed Rate
4.800% Notes due April 2028	1,100	1,100
5.050% Notes due April 2030	800	800
5.200% Notes due April 2032	1,100	1,100

	3,000	3,000

October 2024 Senior Notes — Fixed Rate
4.150% Notes due February 2028	875	875
4.350% Notes due February 2030	1,500	1,500
4.550% Notes due February 2032	875	875
4.800% Notes due October 2034	1,750	1,750

	5,000	5,000

July 2024 Senior Notes — Fixed Rate
5.050% Notes due July 2027	1,250	1,250
5.050% Notes due July 2029	2,250	2,250
5.150% Notes due November 2031	1,500	1,500

	5,000	5,000

2023 Term Loan — Floating Rate
SOFR plus 1.125% Term Loan due November 2028	6,000	6,000

April 2022 Senior Notes — Fixed Rate
4.000% Notes due April 2029	750	750
4.150% Notes due April 2032	1,200	1,200
4.926% Notes due May 2037	2,500	2,500

	4,450	4,450

September 2021 Senior Notes — Fixed Rate
3.137% Notes due November 2035	3,250	3,250
3.187% Notes due November 2036	2,750	2,750

	6,000	6,000

March 2021 Senior Notes — Fixed Rate
3.419% Notes due April 2033	2,250	2,250
3.469% Notes due April 2034	3,250	3,250

	5,500	5,500

	May 4, 2025
(In millions, except per share amounts)	Historical (unaudited)	As Adjusted (unaudited)
January 2021 Senior Notes — Fixed Rate
1.950% Notes due February 2028	750	750
2.450% Notes due February 2031	2,750	2,750
2.600% Notes due February 2033	1,750	1,750
3.500% Notes due February 2041	3,000	3,000
3.750% Notes due February 2051	1,750	1,750

	10,000	10,000

June 2020 Senior Notes — Fixed Rate
3.459% Notes due September 2026	752	752
4.110% Notes due September 2028	1,118	1,118

	1,870	1,870

May 2020 Senior Notes — Fixed Rate
3.150% Notes due November 2025	900	900
4.150% Notes due November 2030	1,856	1,856
4.300% Notes due November 2032	2,000	2,000

	4,756	4,756

April 2020 Senior Notes — Fixed Rate
5.000% Notes due April 2030	606	606

April 2019 Senior Notes — Fixed Rate
4.750% Notes due April 2029	1,655	1,655

2017 Senior Notes — Fixed Rate
3.875% Notes due January 2027	2,922	2,922
3.500% Notes due January 2028	777	777

	3,699	3,699

Assumed VMware Senior Notes — Fixed Rate
4.500% Notes due May 2025	750	750
1.400% Notes due August 2026	1,500	1,500
4.650% Notes due May 2027	500	500
3.900% Notes due August 2027	1,250	1,250
1.800% Notes due August 2028	750	750
4.700% Notes due May 2030	750	750
2.200% Notes due August 2031	1,500	1,500

	7,000	7,000

Assumed CA Senior Notes — Fixed Rate
4.700% Notes due March 2027	215	215

Other Senior Notes — Fixed Rate
4.500% Notes due August 2034	6	6

	May 4, 2025
(In millions, except per share amounts)	Historical (unaudited)	As Adjusted (unaudited)
July 2025 Senior Notes — Fixed Rate
4.600% Senior Notes due 2030	—	1,750
4.900% Senior Notes due 2032	—	1,750
5.200% Senior Notes due 2035	—	2,500

	—	6,000

Total senior notes and term loans outstanding	65,507	71,507

Commercial paper	3,900	3,900

Total debt principal outstanding	69,407	75,407

Equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	5	5
Additional paid-in capital	66,689	66,689
Retained earnings	2,686	2,686
Accumulated other comprehensive income	206	206

Total stockholders’ equity	69,586	69,586

Total Capitalization	$138,993	$144,993

(1)	Reflects aggregate principal balances.

DESCRIPTION OF THE NOTES

This “Description of the Notes” and the section entitled “Description of Debt Securities” in the accompanying prospectus summarize certain material provisions of the Indenture and the Notes, but do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indenture and the Notes, including definitions therein of certain terms and provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. This “Description of the Notes” supplements the “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent, replaces such description in the accompanying prospectus. For purposes of this “Description of the Notes,” references to the “Company,” “Broadcom,” the “Issuer,” “we,” “our” and “us” refer only to Broadcom Inc., excluding our subsidiaries.

General

The Notes are to be issued under an indenture, dated as of July 12, 2024 (the “base indenture”), as supplemented by a supplemental indenture, to be dated as of July 11, 2025 (the “supplemental indenture” and, together with the base indenture, the “Indenture”), between us and Wilmington Trust, National Association, as trustee (the “trustee”). The Notes will be issued in three series of U.S. dollar denominated Notes. We will initially issue $1,750,000,000 aggregate principal amount of 4.600% senior notes that will mature on July 15, 2030 (the “2030 Notes”), $1,750,000,000 aggregate principal amount of 4.900% senior notes that will mature on July 15, 2032 (the “2032 Notes”) and $2,500,000,000 aggregate principal amount of 5.200% senior notes that will mature on July 15, 2035 (the “2035 Notes” and, together with the 2030 Notes and the 2032 Notes, the “Notes”).

The Notes are unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The Notes will be redeemable at our option at any time at the prices described under “—Optional Redemption” below.

The Notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

By “business day” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York, New York, United States or in the place of payment.

Ranking

The payment of the principal of, premium, if any, interest and additional amounts (as defined and described in the section of the accompanying prospectus under the heading “Description of Debt Securities—Additional Amounts”) on the Notes will:

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have liabilities of their own, which will be structurally senior to the Notes. None of our subsidiaries will have any obligations with respect to the Notes. Therefore, our rights and the rights of our creditors, including holders of Notes, to participate in the assets of any of our subsidiaries upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors. As of May 4, 2025, the Issuer had approximately $62,186 million aggregate principal amount of indebtedness for borrowed money (including guarantees of certain indebtedness for borrowed money of certain of its subsidiaries), and its subsidiaries had approximately $10,920 million aggregate principal amount of unsecured indebtedness for borrowed money outstanding (excluding intercompany indebtedness), all of which indebtedness for borrowed money of such subsidiaries would be structurally senior to the Notes with respect to claims on the assets and cash flows of its subsidiaries.

Interest and Principal

The Notes of each series will accrue interest from July 11, 2025 at the annual rate stated on the cover of this prospectus supplement as applicable to such series.

We will pay interest on the 2030 Notes in arrears on January 15 and July 15 of each year, with the first payment on January 15, 2026 to the persons in whose names such 2030 Notes are registered at the close of business on January 1 and July 1, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date. We will pay interest on the 2032 Notes in arrears on January 15 and July 15 of each year, with the first payment on January 15, 2026 to the persons in whose names such 2032 Notes are registered at the close of business on January 1 and July 1, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date. We will pay interest on the 2035 Notes in arrears on January 15 and July 15 of each year, with the first payment on January 15, 2026 to the persons in whose names such 2035 Notes are registered at the close of business on January 1 and July 1, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.

In each case, interest payable on the maturity date of the Notes or any redemption date of the Notes shall be payable to the person to whom the principal of such Notes shall be payable. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. We will make payments of principal, premium, if any, interest and additional amounts, if any, through the trustee to the depositary, which shall initially be The Depository Trust Company (“DTC”).

Payments of principal of and interest on the Notes issued in book-entry form and in definitive form, if any, will be made as described below under “—Book-Entry, Delivery and Form.”

Interest payable on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the applicable series of Notes) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the Notes falls on a day that is not a business day, the related payment of principal, premium, if any, interest and additional amounts, if any, will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

The indenture will not contain any provisions that would limit the Company’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Optional Redemption

Prior to June 15, 2030 (one month prior to their maturity date) (the “2030 Par Call Date”), in the case of the 2030 Notes, prior to May 15, 2032 (two months prior to their maturity date) (the “2032 Par Call Date”), in the case of the 2032 Notes and prior to April 15, 2035 (three months prior to their maturity date) (the “2035 Par Call Date”), in the case of the 2035 Notes (each of the 2030 Par Call Date, the 2032 Par Call Date and the 2035 Par

Call Date, a “Par Call Date”), we may redeem the Notes of the applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price calculated by us (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i) 15 basis points (in the case of the 2030 Notes), (ii) 15 basis points (in the case of the 2032 Notes) or (iii) 15 basis points (in the case of the 2035 Notes) less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, we may redeem the Notes of each applicable series at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate applicable to a series of Notes shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date.

If on the third business day preceding such redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date, and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no duty to determine, or verify the calculation of, the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

Any redemption may, at our discretion, be subject to one or more conditions precedent. Any related written notice of redemption will describe the conditions precedent and, at our discretion, will indicate that the redemption date may be delayed or the written notice rescinded if all such conditions precedent have not been satisfied or waived by us.

In the case of a partial redemption, selection of the Notes for redemption will be made by lot or by such other method the trustee considers fair and appropriate (and, for book-entry Notes subject to redemption, in accordance with the applicable procedures of the depositary). No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by the depositary, the redemption of the Notes shall be done in accordance with the applicable procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Except as set forth in this prospectus, the Notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Purchase of Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our option to redeem the Notes as described above under “—Optional Redemption” or under “Description of Debt Securities—Redemption for Taxation Reasons” in the accompanying prospectus, each holder of Notes will have the right to require that we purchase all or a portion (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to and conditioned on the occurrence of, any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, we must deliver a notice to each holder of Notes, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor (except to the extent such notice is conditioned upon the occurrence of a Change of Control Triggering Event) later than 60 days from the date such notice is sent and, if the notice is sent prior to the Change of Control, no earlier than the date of the occurrence of the Change of Control, other than as may be required by law (the “Change of Control Payment Date”). The Change of Control Payment Date may be designated by reference to the date that the Change of Control Triggering Event is satisfied, rather than a specific date. The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of definitive Notes electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice. Holders of global Notes must transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent and the depositary (in the case of global Notes), in each case prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements applicable to such an offer had it been made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we may not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable series validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Triggering Event and we, or any third party making an offer to repurchase the Notes upon a Change of Control Triggering Event in lieu of us, as described above, purchase all of the Notes validly tendered and not withdrawn by such holders, then we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any such securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the Indenture and the Notes, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the Indenture and the Notes by virtue of any such conflict.

The Change of Control Offer feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control Offer feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below and under “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of our indebtedness or that of our subsidiaries outstanding at such time or otherwise affect our capital structure or that of our subsidiaries or the credit ratings of the Notes. Restrictions on our and our Domestic Subsidiaries’ (as defined below under “—Limitation on Secured Debt—Certain Definitions”) ability to incur Secured Debt are contained in the covenants as described below under “—Limitation on Secured Debt” and restrictions on our ability to consolidate, merge or convey, transfer or lease all or substantially all of our properties and assets are contained in the covenants as described in the accompanying prospectus under “Description of Debt Securities—Consolidation, Merger or Sale.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Offer, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “Change of Control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. There is a limited body of case law interpreting the phrase “substantially all,” and there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person may be uncertain.

Our ability to pay cash to the holders of Notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources and, accordingly, sufficient funds may not be available when necessary to make any required purchases. See “Risk Factors—The Issuer may not be able to repurchase the Notes upon a Change of Control Triggering Event.”

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person; and

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to us or one of our subsidiaries); or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are defined in Section 13(d)(3) of the Exchange Act) other than (a) us or one of our subsidiaries or (b) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however that a person shall not be deemed to be a beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (A) we become a direct or indirect wholly-owned subsidiary of another person and (B) either (i) the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such person immediately after giving effect to such transaction; or (ii) immediately following such transaction no person (other than a person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or Fitch (or its equivalent under any successor rating category of Fitch), or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch, and if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the rating on the Notes of the applicable series is lowered by at least two Rating Agencies and the Notes of such series are rated below an Investment Grade rating by such Rating Agencies, in each case on any day during the period (which period will be extended so long as the rating of the Notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). The trustee shall have no obligation or duty to monitor the ratings of the Notes or determine or verify the determination of whether a Rating Event has occurred.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of the board of directors of the Issuer or a committee thereof) as a replacement agency for Moody’s, S&P or Fitch, or any of them, as the case may be.

“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).

Limitation on Secured Debt

We will not (nor will we permit any of our Domestic Subsidiaries to) create, assume, or guarantee any Secured Debt without making effective provision for securing the Notes equally and ratably with such Secured Debt. This covenant does not apply to indebtedness for borrowed money secured by:

(1)

Security Interests (as defined below) created to secure payment for the acquisition, construction, repair or improvement of any property including, but not limited to, any indebtedness incurred by us or a subsidiary of ours prior to, at the time of, or within 24 months after the later of the acquisition, the completion of construction (including any repairs or improvements on an existing property) or the commencement of commercial operations of such property, which indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction, repair or improvements on such property;

(2)

Security Interests on property, or any conditional sales agreement or any title retention with respect to property, existing at the time of acquisition thereof (whether or not assumed by us or a subsidiary of ours) or at the time it becomes a Principal Property, provided such Security Interests are not created in anticipation or in furtherance of such acquisition;

(3)	Security Interests on property of any person existing at the time such person becomes a subsidiary or Domestic Subsidiary;

(4)

Security Interests on property of a person existing at the time such person is merged or amalgamated into or otherwise consolidated with us or a subsidiary of ours or at the time of a sale, lease, or other disposition of the properties of a person as an entirety or substantially as an entirety to us or a subsidiary of ours; provided that no such Security Interests shall extend to any other property that is a Principal Property (as defined below) of us or such subsidiary prior to such acquisition or to other property that is a Principal Property thereafter acquired other than additions or improvements to the acquired property;

(5)

Security Interests on our property or property of a subsidiary of ours in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or in favor of any other country, or any department, agency, instrumentality or political subdivision thereof (including, without limitation, Security Interests to secure indebtedness for borrowed money of the pollution control or industrial revenue type), in order to permit us or any subsidiary of ours to perform a contract or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Security Interests which are required by law or regulation as a condition to the transaction of any business or the exercise of any privilege, franchise or license;

(6)	Security Interests on any of our property or assets or any subsidiary of ours to secure indebtedness for borrowed money owing to us or any subsidiary of ours;

(7)

Security Interests securing reimbursement obligations with respect to letters of credit related to trade payables and issued in the ordinary course of business, which liens encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(8)	Security Interests existing on the issue date of the Notes; or

(9)

any extension, renewal, refinancing or replacement, or successive extensions, renewals, refinancings or replacements, in whole or in part, of any Security Interest referred to in the foregoing clauses (1)-(8); to the extent that the principal amount of the indebtedness for borrowed money secured thereby is not increased other than by transaction costs and premiums, if any, and no additional Principal Property other than Principal Property permitted to be so secured under the foregoing clauses (1)-(8) is subject thereto.

For the purposes of determining compliance with this covenant, in the event that any Secured Debt meets the criteria of more than one of the types of Secured Debt described above, we, in our sole discretion, will classify such Secured Debt and only be required to include the amount and type of such Secured Debt in one of clauses (1) through (9) above or under the provision described in “—Limitation on Secured Debt—Exempted Indebtedness” below, and Secured Debt may be divided and classified at the time of incurrence into more than one of the types of Secured Debt described above or under the provision described in “—Limitation on Secured Debt—Exempted Indebtedness” below.

Exempted Indebtedness

Notwithstanding the limitations on Secured Debt described above, we and any one or more of our Domestic Subsidiaries may, without securing the Notes, issue, assume, or guarantee Secured Debt that would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate principal amount of such Secured Debt then outstanding (other than Secured Debt permitted under the foregoing exceptions), at such time does not exceed the greater of (i) 15% of our Consolidated Total Assets calculated as of the date of the creation, assumption or guarantee of such Secured Debt, after giving effect to such incurrence and the application of the proceeds therefrom and (ii) $26,300 million.

Certain Definitions

As used in this section, the following terms have the meanings set forth below.

“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on our most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with GAAP which we shall have most recently filed with the U.S. Securities and Exchange Commission (or, if we are not required to so file or if such amount is not reflected in such financial statements, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined (the last day of such fiscal quarter, the “Calculation Reference Date”). The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by or disposition of assets of us or any of our subsidiaries involving the payment or receipt by us or any of our subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $1 billion that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.

“Domestic Subsidiary” means any of our subsidiaries of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by us directly and/or indirectly and which, at the time of determination, is primarily engaged in designing, developing or supplying semiconductor or infrastructure software solutions, other than a subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) all or substantially all of whose assets consist of the capital stock of one or more subsidiaries which are not Domestic Subsidiaries, (c) a majority of whose Voting Stock is owned directly or indirectly by one or more of our subsidiaries which are not Domestic Subsidiaries or (d) does not own a Principal Property.

“GAAP” means, as of any date, accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of July 12, 2024 (or, at our option, which are in effect as of such date).

“Principal Property” means the land, improvements, buildings, fixtures and/or equipment (including any leasehold interest therein) located in the United States of America (other than its territories or possessions) constituting any manufacturing, assembly or test plant, distribution center, research facility, design facility, administrative facility, or sales and marketing facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any of our Domestic Subsidiaries, unless (x) such plant, center or facility has a net book value of less than 2% of our Consolidated Total Assets as of the determination date or (y) our board of directors or a committee thereof has determined in good faith that such office, plant, center or facility is not of material importance to the total business conducted by us and our subsidiaries, taken as a whole. Notwithstanding the foregoing, the land, improvements, buildings, fixtures and/or equipment (including any leasehold interest therein) constituting (i) our principal corporate offices or our primary campuses (whether owned or leased by us or a wholly-owned subsidiary of ours) and (ii) the office campus located in Irvine, California, in each case shall not constitute Principal Property.

“Secured Debt” means indebtedness for borrowed money that is secured by a Security Interest in any Principal Property.

“Security Interests” means mortgages, pledges, liens, security interests or other encumbrances.

Additional Issues

All provisions with respect to additional issuances of Notes are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Additional Issues.”

Additional Amounts

All provisions with respect to the payment of additional amounts on the Notes after the occurrence of a non-U.S. domicile transaction with respect to us or any successor in interest to us are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Additional Amounts.”

Redemption for Taxation Reasons

All provisions with respect to the redemption of the Notes in the event of certain developments affecting taxation are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Redemption for Taxation Reasons.”

Events of Default

All events of default and related provisions are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default.”

Other Terms Applicable to the Notes

Certain other provisions with respect to, among other things, the acceleration of the Notes, noteholder directions and the rights and remedies of the holders with respect thereto are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Other Terms Applicable to the Debt Securities.”

Defeasance

All provisions relating to legal defeasance and covenant defeasance are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance.”

Actions Not Requiring Consent of Holders

All provisions permitting us to enter into supplemental indentures with the trustee without the consent of the holders of the Notes are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Actions Not Requiring Consent of Holders.”

Actions Requiring Consent of Holders

All provisions limiting our ability to enter into supplemental indentures and guarantee agreements with the consent of the holders of the Notes are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Actions Requiring Consent of Holders.”

Satisfaction and Discharge

All provisions relating to the satisfaction and discharge of our obligations under the Indenture are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Satisfaction and Discharge.”

The Trustee, Paying Agent and Security Registrar

Wilmington Trust, National Association will be the trustee, paying agent and security registrar with respect to the Notes and maintains various commercial and investment banking relationships with us and with affiliates of ours. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, paying agent, and security registrar assumes no responsibility and will have no liability for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information. The trustee (including in its capacities as paying agent and security registrar) will be entitled to those certain rights, privileges, immunities, indemnities, limitations of liability, and protections, as more fully set forth in the Indenture.

Global Securities

Book-Entry, Delivery and Form

The Notes initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described in the Indenture, a global note may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

So long as the Notes are in book-entry form, you will receive payments and may transfer Notes only through the facilities of the depositary and its direct and indirect participants, in accordance with the applicable procedures of the depositary.

So long as the Notes are in book-entry form, we will make payments on those Notes to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If Notes are issued in definitive certificated form under the limited circumstances described in the Indenture and unless if otherwise provided for therein, we will have the option of making payments (i) by check delivered to the address of the person entitled thereto as it appears on the security register or (ii) by wire transfer of immediately available funds at such place and to such account as designated in writing by the person entitled thereto as specified in the security register at least 15 days prior to the relevant interest payment date.

Governing Law

All provisions with respect to the law governing the Indenture and the Notes are as set forth in the accompanying prospectus under the heading “Description of Debt Securities—Governing Law.”

Listing

The Notes will not be listed on any securities exchange.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the Notes offered hereby. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion applies only to purchasers of the Notes who acquire the Notes in this offering at the offering price indicated on the cover page of this prospectus supplement and hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of the Notes that are pass-through entities or investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, holders that are required to accelerate the recognition of any item of gross income with respect to a Note as a result of such income being recognized on an “applicable financial statement” (as defined in the Code), investors liable for any alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding the Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address the tax consequences of the purchase, ownership and disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). This discussion also does not address any non-income tax considerations, such as estate and gift tax considerations, or any state, local, non-U.S. or other tax consequences. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a United States person under applicable Treasury regulations. As used herein, a “Non-U.S. Holder” is a beneficial owner of a Note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the Notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of the Notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS OR ANY TAX TREATY.

Effect of Certain Contingent Payments

In certain circumstances, we are required to make payments on the Notes in excess of stated interest and principal, or prior to their scheduled payment dates. The Treasury regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the Notes to be different from those described below. For purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the Notes as contingent payment debt instruments. Our position will be binding on all holders, except a holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the Notes were acquired by such holder. However, our position is not binding on the IRS. If the IRS were to successfully challenge our position, a holder subject to U.S. federal income tax might be required to accrue ordinary income on the Notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of the Notes before the resolution of the contingencies. In any event, if we actually make any such additional payment, the timing, amount and character of a holder’s income, gain or loss with respect to the Notes may be affected. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

U.S. Holders

Payments of Interest

Interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will not be treated as issued with “original issue discount” for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the sum of all cash and the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary income), and (ii) such U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in the Note will generally equal the amount such U.S. Holder paid for the Note. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the Note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding (currently, at a rate of 24%) on payments on the Notes and the proceeds of a sale or other taxable disposition of the Notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to payments on the Notes and to the proceeds of the sale or other disposition (including a redemption) of a Note paid to a U.S. Holder unless such holder is an exempt recipient.

Non-U.S. Holders

Payments of Interest

Subject to the discussions below regarding effectively connected income and backup withholding, payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or W-8BEN-E, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the Notes through a financial institution or other agent acting on its behalf, such Non-U.S. Holder will generally be required to provide appropriate documentation to the agent. Such Non-U.S. Holder’s agent may then be required to provide such documentation to an applicable withholding agent, either directly or through other intermediaries.

If a Non-U.S. Holder does not satisfy the above requirements, payments of interest on the Notes that are not effectively connected income (as discussed below) to such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%. Such Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below regarding backup withholding, generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a Note (other than amounts properly attributable to accrued and unpaid interest, which generally will be treated as described under “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

•

if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “—Non-U.S. Holders—Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.

Effectively Connected Income

If interest or gain recognized on a Note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Non-U.S. Holders—Payments of Interest” if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI.

Backup Withholding and Information Reporting

Payments of interest, and proceeds of a sale or other taxable disposition of the Notes, to a Non-U.S. Holder may be subject to information reporting and U.S. federal backup withholding (currently, at a rate of 24%) unless such Non-U.S. Holder provides the certification described above under either “—Non-U.S. Holders—Payments of Interest” or “—Non-U.S. Holders—Effectively Connected Income,” as applicable, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the Notes to Non-U.S. Holders, even if the Non-U.S. Holder provides the certification described above. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of Notes set forth opposite the underwriter’s name in the following table:

	Principal Amount of 2030 Notes	Principal Amount of 2032 Notes	Principal Amount of 2035 Notes
J.P. Morgan Securities LLC	$583,333,000	$583,333,000	$833,334,000
Morgan Stanley & Co. LLC	583,334,000	583,333,000	833,333,000
Wells Fargo Securities, LLC	583,333,000	583,334,000	833,333,000

Total	$1,750,000,000	$1,750,000,000	$2,500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions contained in the underwriting agreement. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We expect to deliver the Notes on or about July 11, 2025, which will be the fourth business day after the date of this prospectus supplement (such settlement cycle being herein referred to as “T+4”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the Notes prior to the delivery date should consult their own advisors.

Discounts

The underwriters propose to offer the Notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount of the 2030 Notes, 0.250% of the principal amount of the 2032 Notes and 0.300% of the principal amount of the 2035 Notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.150% of the principal amount of the 2030 Notes, 0.150% of the principal amount of the 2032 Notes and 0.200% of the principal amount of the 2035 Notes. After the initial offering of the Notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Broadcom
Per 2030 Note	0.350%
Per 2032 Note	0.400%
Per 2035 Note	0.450%
Total	$24,375,000

We estimate that our total expenses for this offering, other than the underwriting discounts, will be approximately $11 million. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering.

New Issues of Notes

There are currently no public trading markets for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange. The underwriters have advised us that they intend to make markets for each series of Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the Notes will develop, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable. If active trading markets for each series of Notes do not develop, the market prices and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from the initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We have agreed with the underwriters, subject to certain exceptions, not to, except with the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our debt securities or securities exchangeable for or convertible into our debt securities during the period from the date of this prospectus supplement continuing through the settlement date of the Notes.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•

Short sales involve secondary market sales by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the prices of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. In addition, neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that transactions described above may have on the prices of the Notes.

Other Relationships

Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions and financial advisory services to us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses. Specifically, certain underwriters and affiliates of the underwriters serve various roles in our term loan facilities, including J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside the United States

The Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this document nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in China

The Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (the “PRC”) (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the underlying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Israel

This prospectus supplement does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus supplement is being distributed only to, and is directed only at, qualified investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law. Qualified investors may be required to submit written confirmation that they fall within the scope of the Addendum. In addition, we may distribute and direct this prospectus supplement in Israel, at our sole discretion, to investors who are not considered qualified investors, provided that the number of such investors in Israel shall be no greater than 35 in any 12-month period.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities- based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification

In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan pursuant to relevant securities laws and regulations of Taiwan and may not be sold, issued or offered within Taiwan through a public offering or in circumstances that constitute an offer or a solicitation of an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations of Taiwan that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authorities of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Finance Centre (“DIFC”)) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the DFSA.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the FSMA and the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes are only being distributed to, and are directed only at, persons in the UK who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes in the UK will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the UK.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.broadcom.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

This prospectus supplement is part of a registration statement on Form S-3 that we have filed with the SEC and does not contain all of the information set forth in the registration statement. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus supplement or any related free writing prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

This prospectus supplement incorporates by reference the following documents Broadcom has filed with the SEC:

(a)	Annual Report on Form 10-K for the fiscal year ended November 3, 2024, filed on December 20, 2024;

(b)	Current Report on Form 8-K/A, filed on February 8, 2024 and Current Report on Form 8-K, filed on July 8, 2024;

(c)	Current Reports on Form 8-K filed on December 12, 2024 (Item 8.01 only), January 10, 2025, January 13, 2025, March 6, 2025 (Item 8.01 only), April 22, 2025 and June 5, 2025 (Item 8.01 only);

(d)	Quarterly Reports on Form 10-Q for the fiscal quarters ended February 2, 2025 and May 4, 2025, filed on March 12, 2025 and June 11, 2025, respectively;

(e)

Definitive Proxy Statement on Schedule 14A, filed on March 3, 2025 (solely to the extent specifically incorporated by reference into Broadcom’s Annual Report on Form 10-K for the fiscal year ended November  3, 2024, filed on December 20, 2024); and

(f)

The description of Broadcom’s common stock which is contained in Exhibit 4.2 to Broadcom’s Annual Report on Form 10-K filed on December 20, 2024, including any amendment or report filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of the offering shall be deemed incorporated by reference in this prospectus supplement and to be part hereof from the date of the filing of such documents; except as to any portion of any document, portions of documents, exhibit or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated by reference or deemed incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

If requested, we will provide to each person, including any beneficial owners, to whom a prospectus supplement is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus supplement. Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may make a request through the Investors section of our website or by writing or telephoning us at the following address or phone number:

Broadcom Inc.

Attn: Investor Relations

3421 Hillview Avenue

Palo Alto, California 94304

Telephone: (650) 427-6000

LEGAL MATTERS

Certain matters with respect to the validity of the Notes offered by us pursuant to this prospectus supplement will be passed upon by Wachtell, Lipton, Rosen & Katz, New York, New York. The underwriters have been represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

Broadcom

The financial statements of Broadcom and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Broadcom’s Annual Report on Form 10-K for the fiscal year ended November 3, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VMware

The financial statements of VMware incorporated in this prospectus supplement by reference to VMware’s Annual Report on Form 10-K for the fiscal year ended February 3, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Broadcom Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Purchase Contracts

Units

From time to time, we or certain selling securityholders may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of these offerings and securities in supplements to this prospectus. The supplements may also add, update or change information in this prospectus with respect to that offering. You should read carefully this prospectus, the information incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under “Risk Factors” in the applicable prospectus supplement and under similar headings in our filings with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein.

Our common stock is listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “AVGO.”

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. In addition, certain selling securityholders may offer and sell our securities from time to time, together or separately. We will provide specific information about any selling securityholders in one or more prospectus supplements. If we or the selling securityholders use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus and we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we or any selling securityholder may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. Any prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the information in the applicable prospectus supplement or free writing prospectus. Please carefully read both this prospectus and the applicable prospectus supplement and any applicable free writing prospectus, together with the documents incorporated by reference into this prospectus described below under the heading “Where You Can Find More Information,” before making a decision to purchase any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or free writing prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should assume that the information in this prospectus or any prospectus supplement or free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition and results of operations may have changed since that date.

As used in this prospectus, “Broadcom,” “Company,” “we,” “our” or “us” refers to Broadcom Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated. When we refer to “you,” we mean the holders of the applicable class or series of securities issued by Broadcom Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.broadcom.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

This prospectus and any prospectus supplement are part of a registration statement on Form S-3 that we filed with the SEC and do not contain all of the information set forth in the registration statement. For further information with respect to us and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus or any prospectus supplement or any related free writing prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.

INCORPORATION BY REFERENCE

This prospectus incorporates by reference the following documents Broadcom has filed with the SEC:

(a)	Annual Report on Form 10-K for the fiscal year ended October 29, 2023, filed on December 14, 2023;

(b)	Quarterly Reports on Form 10-Q for the quarters ended February 4, 2024 and May 5, 2024, filed on March 14, 2024 and June 13, 2024, respectively;

(c)

Current Reports on Form 8-K filed on October 30, 2023, November 22, 2023 (as amended by Amendment No. 1 filed with the SEC on February 8, 2024), December 7, 2023 (Items 2.05 and 8.01 only), February 9, 2024, March 7, 2024 (Item 8.01 only), April 24, 2024,
June 12, 2024 (Item 8.01 only) and July 8, 2024;

(d)

Definitive Proxy Statement on Schedule 14A, filed on February 26, 2024 (solely to the extent specifically incorporated by reference into Broadcom’s Annual Report on Form 10-K filed on December 14, 2023); and

(e)

The description of Broadcom’s common stock which is contained in Exhibit 4.3 to Broadcom’s Annual Report on Form 10-K filed on December 20, 2019, including any amendment or report filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before the termination of the offering shall be deemed incorporated by reference in this prospectus and to be part hereof from the date of the filing of such documents; except as to any portion of any document, portions of documents, exhibit or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated by reference or deemed incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If requested, we will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference into this prospectus. Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may make a request through the Investors section of our website or by writing or telephoning us at the following address or phone number:

Broadcom Inc.

Attn: Investor Relations

3421 Hillview Avenue

Palo Alto, California 94304

Telephone: (650) 427-6000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus and any prospectus supplement or free writing prospectus may contain forward-looking statements (including within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act) concerning Broadcom. These statements include, but are not limited to, statements that address our expected future business and financial performance and other statements identified by words such as “will,” “expect,” “believe,” “anticipate,” “estimate,” “should,” “intend,” “plan,” “potential,” “predict,” “project,” “aim,” and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of Broadcom’s management, current information available to Broadcom’s management, and current market trends and market conditions, and involve risks and uncertainties that may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Particular uncertainties that could materially affect future results include risks associated with: global economic conditions and concerns; government regulations and administrative proceedings; trade restrictions and trade tensions; global political and economic conditions; our acquisition of VMware, Inc. (“VMware”), including employee retention, unexpected costs, charges or expenses, and our ability to successfully integrate VMware’s business and realize the expected benefits; any acquisitions or dispositions we may make, including our acquisition of VMware, such as delays, challenges and expenses associated with receiving governmental and regulatory approvals and satisfying other closing conditions, and with integrating acquired businesses with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected by such acquisitions; dependence on and risks associated with distributors and resellers of our products; our significant indebtedness and the need to generate sufficient cash flows to service and repay such debt; dependence on senior management and our ability to attract and retain qualified personnel; our ability to protect against cyber security threats and a breach of security systems; cyclicality in the semiconductor industry or in our target markets; any loss of our significant customers and fluctuations in the timing and volume of significant customer demand; our dependence on contract manufacturing and outsourced supply chain; our dependency on a limited number of suppliers; our ability to accurately estimate customers’ demand and adjust our manufacturing and supply chain accordingly; our ability to continue achieving design wins with our customers, as well as the timing of any design wins; prolonged disruptions of our or our contract manufacturers’ manufacturing facilities, warehouses or other significant operations; our ability to improve our manufacturing efficiency and quality; involvement in legal proceedings; demand for our data center virtualization products; ability of our software products to manage and secure IT infrastructures and environments; our ability to manage customer and market acceptance of our products and services; compatibility of our software products with operating environments, platforms or third-party products; our ability to enter into satisfactory software license agreements; availability of third-party software used in our products; use of open source software in our products; sales to government customers; our ability to manage products and services lifecycles; quarterly and annual fluctuations in operating results; our competitive performance; our ability to maintain or improve gross margin; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product warranty and indemnification claims, or undetected defects or bugs; our ability to sell to new types of customers and to keep pace with technological advances; our compliance with privacy and data security laws; fluctuations in foreign exchange rates; our provision for income taxes and overall cash tax costs, legislation that may impact our overall cash tax costs, our ability to maintain tax concessions in certain jurisdictions and potential tax liabilities as a result of acquiring VMware; and other events and trends on a national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature.

All forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus and any accompanying prospectus supplement or free writing prospectus and under similar headings in our other filings with the SEC that are incorporated by reference in this prospectus or any accompanying prospectus supplement. We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus or any prospectus supplement or incorporated by reference into this prospectus or any prospectus supplement may not in fact occur. We undertake no intent or obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

BROADCOM INC.

Broadcom Inc., a Delaware corporation headquartered in Palo Alto, California, is a global technology leader that designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. We develop semiconductor devices with a focus on complex digital and mixed signal complementary metal oxide semiconductor based devices and analog III-V based products. We have a history of innovation in the semiconductor industry and offer thousands of products that are used in end products such as enterprise and data center networking, home connectivity, set-top boxes, broadband access, telecommunication equipment, smartphones and base stations, data center servers and storage systems, factory automation, power generation and alternative energy systems, and electronic displays. Our infrastructure software solutions enable customers to plan, develop, deliver, automate, manage and secure applications across mainframe, distributed, edge, mobile, and private and hybrid cloud platforms. Our portfolio of industry-leading infrastructure and security software is designed to modernize, optimize, and secure the most complex private and hybrid cloud environments, enabling scalability, agility, automation, insights, resiliency and security. We also offer mission critical fibre channel storage area networking products and related software in the form of modules, switches and subsystems incorporating multiple semiconductor products.

Our principal executive office is located at 3421 Hillview Avenue, Palo Alto, California 94304, and our telephone number is (650) 427-6000. All of our operations are conducted through our various subsidiaries, which are organized and operated according to the laws of their country of incorporation, and consolidated by Broadcom.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth under the caption “Risk Factors” in any applicable prospectus supplement or free writing prospectus and under similar headings in our filings with the SEC that are incorporated by reference herein and/or included in any prospectus supplement, before making an investment decision. Additionally, the risks and uncertainties discussed in this prospectus or any prospectus supplement or in any document incorporated by reference into this prospectus are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of any securities we may sell could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

USE OF PROCEEDS

Unless otherwise provided in a prospectus supplement, we intend to use the net proceeds from the sale of our securities under this prospectus and any applicable prospectus supplement for general corporate purposes, which may include but are not limited to financing our operations, repayment of debt and future business acquisitions. Unless otherwise provided in a prospectus supplement, we will not receive any of the proceeds from sales of securities by selling securityholders, if any.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation, as may be amended from time to time (“Certificate of Incorporation”) and amended and restated bylaws, as may be amended from time to time (“Bylaws”), both of which have been publicly filed with the SEC. The terms of our common stock and any preferred stock we may offer may also be affected by the General Corporation Law of the State of Delaware (the “DGCL”). As used in this section only, “Broadcom,” “Company,” “we,” “our” or “us” refer to Broadcom Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

Overview

Our authorized capital stock consists of 2,900,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share.

On June 12, 2024, we announced a ten-for-one forward stock split of our common stock. The stock split will be effected through the filing of an amendment to our Certificate of Incorporation, which will increase the number of authorized shares of common stock from 2,900,000,000 to 29,000,000,000, effective after the close of market on July 12, 2024.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, in an uncontested election, holders of a majority of the voting shares are able to elect all of the directors. More information on the voting rights of stockholders is included in the subsection titled “Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies” below.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. Dividends may be paid in cash, in property or in shares of common stock. Declaration and payment of any dividend are subject to the discretion of our board of directors. The time and amount of dividends is dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of the DGCL affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Non-Assessable

All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, without action by the stockholders, to designate and issue up to an aggregate of 100,000,000 shares of preferred stock from time to time in one or more series. Our board of directors can designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of our Company, which might harm the market price of our common stock.

Annual Stockholder Meetings

Our Certificate of Incorporation and Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may but are not obligated to conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions

Some provisions of the DGCL and our Certificate of Incorporation and Bylaws could make the following transactions difficult: acquisition of our Company by means of a tender offer, proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for shares of our common stock. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of protection to our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

Section 203 of the DGCL prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Special Stockholder Meetings

Our Bylaws provide that a special meeting of stockholders may be called only by our board of directors or by two or more common stockholders holding at least 10% of the total number of our issued and outstanding shares.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Proxy Access Nominations

Our Bylaws provide that we must include in our proxy statement for an annual meeting of stockholders the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified provisions in our Bylaws by a single stockholder that satisfies (or by a group of no more than 20 stockholders that satisfy) various notice and other requirements specified in our Bylaws. Among other requirements, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for the preceding three years, at least 3% of the outstanding shares of our common stock. Our Bylaw provision establishes a maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting.

No Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws do not provide for the right of stockholders to act by written consent without a meeting.

Composition of the Board of Directors; Election and Removal of Directors; Filling Vacancies

Our board of directors may consist of not less than one nor more than 13 directors. In any uncontested elections of directors, a director nominee for the board of directors will be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at a meeting of the stockholders for the election of directors at which a quorum is present, voting together as a single class. An incumbent director who is nominated for an uncontested election and fails to receive a majority of the votes present and voting for such director’s reelection would be required to tender his or her resignation to the board of directors. The Nominating, Environmental, Social and Governance Committee of the board of directors (or any future committee the equivalent thereof) will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the recommendation of such committee and will publicly disclose its decision within 90 days from the date of the certification of the election results. In a contested election, a plurality voting standard will apply to director elections. Our directors are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified.

Our directors may be removed only by the affirmative vote of at least a majority of the holders of our then outstanding common stock. Furthermore, any vacancy on the board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may be filled only by a majority vote of the board of directors then in office, even if less than a quorum, or by the sole remaining director. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

Our Certificate of Incorporation and Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL or our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Although our Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of the Certificate of Incorporation and Bylaws

The amendment of any of the provisions in our Certificate of Incorporation would require approval by a stockholder vote by the holders of at least a majority of the voting power of the then outstanding voting stock. Our Bylaws may be amended by the board of directors or by the holders of at least a majority of the voting power of the then outstanding voting stock.

The provisions of the DGCL, our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

Our Certificate of Incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors and officers are not personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties, except liability for:

•	any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, in the case of a director;

•	any transaction from which the director or officer derived an improper personal benefit; or

•	in any action by or in the right of us, in the case of an officer.

Each of our Certificate of Incorporation and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by the DGCL. Our Bylaws also obligate us to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the DGCL. We have entered into agreements to indemnify the directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding to the fullest extent permitted by applicable law. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

Uncertificated Shares

Holders of shares of our common stock do not have the right to require Broadcom to issue certificates for their shares. We only issue uncertificated shares of our common stock.

Stock Exchange Listing

Shares of our common stock are listed on Nasdaq under the symbol “AVGO.”

No Sinking Fund

The shares of our common stock do not have sinking fund provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement. As used in this section only, “Broadcom,” “we,” “our” or “us” refer to Broadcom Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and Wilmington Trust, National Association, as trustee.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the debt securities, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we may need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•

whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be guaranteed;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	the date(s) on which the principal of and any premium on the debt securities will be payable;

•

the interest rate, if any, the date from which interest will accrue, interest payment dates and record dates for interest payments, the method or methods by which such rate may be determined, whether payment of interest will be contingent in any respect and/or the interest rate reset, and the method by which any of the foregoing will be determined;

•	the remarketing or extension features of the debt securities, if any;

•	our right, if any, to defer payment of interest and the maximum length of the deferral period;

•	any covenants or restrictions on us or our subsidiaries;

•

the place(s) where payments on the debt securities will be payable, where the debt securities may be presented for registration of transfer or exchange, and where notices to or demands upon us in respect of the debt securities may be made;

•	our right to issue, and purchase in the open market or otherwise, debt securities of the series;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the currency and denominations in which we may issue the debt securities;

•

whether payments on the debt securities will be payable in foreign currency or currency units or another form, whether payments on the debt securities will be payable by reference to any index or formula, and the manner in which such amounts will be determined;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•

provisions relating to defeasance and covenant defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the events of default applicable to the debt securities;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to form, registration, exchange and transfer;

•	the designation of agents (including paying agents) with respect to the debt securities;

•	modification, waiver and amendment provisions;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	the form of any legend or legends that will be borne by any global security, if applicable;

•	provisions relating to the right of the trustee or the requisite holders of the debt securities to declare the principal amount due and payable; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Additional Issues

The indenture will not limit the aggregate principal amount of debt securities that may be issued under it. Among other things, we may from time to time, without notice to or the consent of the holders of our debt securities, create and issue additional debt securities of a series ranking equally and ratably with, and having the same interest rate, maturity and/or other terms as, our other debt securities of such series in all respects, or in all respects except for the issue date, the public offering price, the payment of interest accruing prior to the issue date or the first interest payment date of such additional debt securities; provided that, if such additional debt securities are not fungible for U.S. federal income tax purposes with the initial debt securities of such series, such additional debt securities will have a different CUSIP, ISIN and/or any other identifying number.

Reports

To the extent any debt securities are outstanding, we will deliver to the trustee any reports, information and documents that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 30 days after such report, information or document is required to be filed with the SEC. We also will comply with the other provisions of Section 314(a) of the Trust Indenture Act, to the extent applicable. Reports, information and documents filed with the SEC via the EDGAR system will be deemed to be delivered to the trustee as of the time of such filing via EDGAR for purposes of this paragraph, it being understood that the trustee shall not be responsible for determining whether such filings have been made. Delivery of reports, information and documents to the trustee under this paragraph is for informational purposes only and the trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates). All such reports, information or documents referred to in this paragraph that we file with the SEC via the EDGAR system shall be deemed to be filed with the trustee and transmitted to holders at the time such reports, information or documents are filed via the EDGAR system (or any successor system).

The term “Trust Indenture Act” is defined in the indenture to mean the Trust Indenture Act of 1939 as in force at the date as of which the indenture was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, “Trust Indenture Act” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

Consolidation, Merger or Sale

Under the indenture, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any other person (as defined below), referred to as a “successor person,” unless:

•

we are the surviving person or the successor person (if other than Broadcom) is a person organized and validly existing under the laws of any U.S. domestic jurisdiction, any current or former member state of the European Union, Canada or any province of Canada, the United Kingdom, Switzerland, the Republic of Singapore, Bermuda or the Cayman Islands and expressly assumes by supplemental indenture our obligations on the debt securities and under the indenture (any such transaction resulting in an entity organized or existing under the laws of any jurisdiction other than a U.S. domestic jurisdiction, a “non-U.S. domicile transaction”);

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•

we have delivered to the trustee, prior to the consummation of the proposed transaction an officer’s certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and the supplemental indenture comply with the indenture.

Upon any consolidation of us with, or our merger into, any other person or any conveyance, transfer or lease of our properties and assets substantially as an entirety in accordance with the foregoing paragraph, the successor person formed by such consolidation or into which we are merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor person had been named as the issuer in the indenture, and thereafter, except in the case of a lease, the predecessor person shall be relieved of all obligations and covenants under the indenture and the debt securities; provided, however, that the predecessor issuer shall not be relieved from the obligation to pay the principal of, premium on, if any, interest and additional amounts (as defined below), if any, on, the debt securities, except in the case of a sale of all of our assets in a transaction that is subject to, and that complies with, the foregoing paragraph.

The term “person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, trust, association, joint stock company, trust unincorporated organization, limited liability company, exempted company, exempted limited partnership or government or other entity.

Additional Amounts

After the occurrence of a non-U.S. domicile transaction with respect to us or any successor in interest to us, all payments made by the successor person resulting from the non-U.S. domicile transaction (each such successor person resulting from a non-U.S. domicile transaction, a “non-U.S. payor”) on or with respect to the debt securities will be made without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other similar governmental charge (collectively, “taxes”) unless such withholding or deduction is required by law or by the interpretation of administration of law. If any deduction or withholding for, or on account of, any taxes imposed or levied by or on behalf of:

(a)

any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having power to tax) from or through which payment on the debt securities is made by or on behalf of a non-U.S. payor, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(b)

any jurisdiction (other than the United States or any political subdivision or governmental authority thereof or therein having the power to tax) in which a non-U.S. payor that makes a payment on the debt securities is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax

(each of clauses (a) and (b), a “relevant taxing jurisdiction”), will at any time be required from any payments made with respect to the debt securities, including payments of principal, redemption price, interest or premium, if any, the non-U.S. payor will pay (together with such payments) such additional amounts (the “additional amounts”) as may be necessary in order that the net amounts received in respect of such payments by the holder after such withholding or deduction (including any such deduction or withholding from such additional amounts), will not be less than the amounts that would have been received in respect of such payments on the debt securities in the absence of such withholding or deduction; provided, however, that no such additional amounts will be payable for or on account of:

(1)

any taxes that would not have been so imposed or levied but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder, if such holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the relevant taxing jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the relevant taxing jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or holding of such debt securities or the enforcement or receipt of any payment in respect thereof;

(2)

any taxes that would not have been so imposed or levied if the holder of the debt security had complied with a reasonable request in writing of the non-U.S. payor (such request being made at a time that would enable such holder acting reasonably to comply with that request) to make a declaration of nonresidence or any other claim or filing or satisfy any certification, identification, information or reporting requirement for exemption from, or reduction in the rate of, withholding to which it is entitled (provided that such declaration of nonresidence or other claim, filing or requirement is required by the applicable law, treaty, regulation or official administrative practice of the relevant taxing jurisdiction as a precondition to exemption from, or reduction in the rate of deduction or withholding of, any such taxes);

(3)	any taxes that are payable otherwise than by withholding from a payment on or with respect to the debt securities;

(4)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar taxes;

(5)

any taxes imposed in connection with a debt security presented for payment (where presentation is required for payment) by or on behalf of a holder or beneficial owner who would have been able to avoid such tax by presenting the relevant debt security to, or otherwise accepting payment from, another paying agent;

(6)

any taxes payable under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of the applicable prospectus supplement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant thereto, and any intergovernmental agreements implementing the foregoing (including any legislation or other official guidance relating to such intergovernmental agreements); or

(7)	any combination of the above.

Such additional amounts will also not be payable (x) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the debt security for payment (where presentation is required) within 30 days after the relevant payment was due and first made available for payment to the holder (provided that notice of such payment is given to the holders), except to the extent that the holder or beneficial owner or other such person would have been entitled to additional amounts on presenting the debt security for payment on any date during such 30-day period or (y) where, had the beneficial owner of the debt security been the holder of the debt security, such beneficial owner would not have been entitled to payment of additional amounts by reason of any of clauses (1) to (7) inclusive above.

The non-U.S. payor will (i) make or cause to be made any required withholding or deduction and (ii) remit or cause to be remitted the full amount deducted or withheld to the relevant taxing authority of the relevant taxing jurisdiction in accordance with applicable law. The non-U.S. payor will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld from each relevant taxing authority of each relevant taxing jurisdiction imposing such taxes and will provide such certified copies to the trustee and the holders. If, notwithstanding the efforts of such non-U.S. payor to obtain such receipts, the same are not obtainable, such non-U.S. payor will provide the trustee and the holders with other reasonable evidence.

If any non-U.S. payor will be obligated to pay additional amounts under or with respect to any payment made on the debt securities, at least 30 days prior to the date of such payment, the non-U.S. payor will deliver to the trustee an officer’s certificate stating the fact that additional amounts will be payable and the amount so payable and such other information necessary to enable the paying agent to pay additional amounts to holders on the relevant payment date (unless such obligation to pay additional amounts arises less than 45 days prior to the relevant payment date, in which case the non-U.S. payor shall deliver such officer’s certificate and such other information as promptly as practicable after the date that is 30 days prior to the payment date). The trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.

Wherever in the indenture or the debt securities there is mention of, in any context:

(1)	the payment of principal;

(2)	redemption prices or purchase prices in connection with a redemption or purchase of debt securities;

(3)	interest; or

(4)	any other amount payable on or with respect to any of the debt securities;

such reference shall be deemed to include payment of additional amounts as described under this section to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

The non-U.S. payor will pay any present or future stamp, court or documentary taxes, or any other excise, property or similar taxes that arise in any relevant taxing jurisdiction from the execution, delivery, issuance, initial resale, registration or enforcement of any debt securities, the indenture or any other document or instrument in relation thereto (other than a transfer of the debt securities). The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a non-U.S. payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Redemption for Taxation Reasons

A non-U.S. payor may redeem the debt securities of a series, at its option, in whole, but not in part, at a redemption price equal to 100% of the principal amount thereof, upon not less than 10 nor more than 60 days’ prior notice to the holders of debt securities (which notice shall be irrevocable), together with accrued and unpaid interest, if any, to (but not including) the date fixed for redemption (a “tax redemption date”) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to the tax redemption date) and all additional amounts, if any, then due or that will become due on the tax redemption date as a result of the redemption or otherwise, if any, if the non-U.S. payor determines in good faith that, as a result of:

(1)	any change in, or amendment to, the law or treaties (or any regulations, protocols or rulings promulgated thereunder) of a relevant taxing jurisdiction affecting taxation; or

(2)

any change in, or amendment to, an official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations, protocols or rulings (including a holding, judgment or order by a government agency or court of competent jurisdiction or a change in published administrative practice) (each of the foregoing in clauses (1) and (2), a “change in tax law”), the non-U.S. payor is, or on the next date on which any amount would be payable in respect of the debt securities of such series would be, required to pay any additional amounts with respect to the debt securities of such series, and such obligation cannot be avoided by taking reasonable measures available to the non-U.S. payor (including the appointment of a new paying agent).

In the case of any non-U.S. payor, the change in tax law must become effective after the date the applicable relevant taxing jurisdiction becomes a relevant taxing jurisdiction. Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the non-U.S. payor would be obligated to make such payment of additional amounts. Prior to the publication, mailing or delivery of any notice of redemption of the debt securities of a series pursuant to the foregoing, the non-U.S. payor will deliver to the trustee (a) an officer’s certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing to the effect that the non-U.S. payor would be obligated to pay additional amounts as a result of a change in tax law. The trustee will accept such officer’s certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor to a non-U.S. payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein. The foregoing provisions will survive any termination, defeasance or discharge of the indenture.

Events of Default

Each of the following will be an event of default under the indenture with respect to any series of debt securities:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of or any premium on any debt security of that series at its maturity;

•

default in the performance, or breach by us of any covenant in the indenture with respect to a debt security of that series (other than a covenant a default in the performance of which or the breach of which is elsewhere in this paragraph specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of debt securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture; or

•	specified events involving bankruptcy, insolvency or reorganization involving us.

If an event of default described in any one of the first three bullets above occurs with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, if any debt securities of that series are original issue discount securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) to be due and immediately payable, by a notice in writing to us (and to the trustee if given by the holders), and upon any such declaration, such principal amount (or specified amount) shall become immediately due and payable. A notice of default pursuant to the third bullet above may not be given with respect to any action taken, and reported publicly or to holders and the trustee, more than two years prior to such notice of default. If an event of default described in the fourth bullet above with respect to debt securities of any series at the time outstanding occurs, then the principal amount (or, if any debt securities of that series are original issue discount securities, such portion of the principal amount of such debt securities as may be specified by the terms thereof) and any accrued interest upon all the debt securities of that series will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

Other Terms Applicable to the Debt Securities

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the event of default giving rise to such declaration of acceleration shall, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

○	all overdue interest on all outstanding debt securities of that series;

○

the principal of (and premium, if any, on) any outstanding debt securities of that series which have become due otherwise than by such declaration of acceleration and any interest thereon at the rate or rates prescribed therefor in such debt securities;

○	to the extent that payment of such interest is legally permitted, interest upon overdue interest at the rate or rates prescribed therefor in such debt securities; and

○	all sums paid or advanced by the trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•

all events of default with respect to the debt securities of that series, other than the nonpayment of the principal of debt securities of that series which have become due solely by virtue of the declaration of acceleration, have been cured or waived as provided in the indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Any notice of default, notice of acceleration or instruction to the trustee to provide a notice of default, notice of acceleration or take any other action (a “noteholder direction”) provided by any one or more holders (each a “directing holder”) must be accompanied by a written representation from each such holder delivered to us and the trustee that such holder is not (or, in the case such holder is The Depository Trust Company (“DTC”) or its nominee, that such holder is being instructed solely by beneficial owners that have represented to such holder that they are not) net short (a “position representation”), which representation, in the case of a noteholder direction relating to the delivery of a notice of default shall be deemed a continuing representation until the resulting event of default is cured or otherwise ceases to exist or the debt securities are accelerated. In addition, each directing holder is deemed, at the time of providing a noteholder direction, to covenant to provide us with such other information as we may reasonably request from time to time in order to verify the accuracy of such holder’s position representation within five business days of request therefor (a “verification covenant”). In any case in which the holder is DTC or its nominee, any position representation or verification covenant required hereunder shall be provided by the beneficial owners of the debt securities in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such position representation and verification covenant in delivering its direction to the trustee.

If, following the delivery of a noteholder direction, but prior to acceleration of the debt securities, we determine in good faith that there is a reasonable basis to believe a directing holder was, at any relevant time, in breach of its position representation and provides to the trustee an officer’s certificate stating that we have initiated litigation in a court of competent jurisdiction seeking a determination that such directing holder was, at such time, in breach of its position representation, and seeking to invalidate any event of default that resulted from the applicable noteholder direction, the cure period with respect to such default shall be automatically stayed and the cure period with respect to such event of default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a noteholder direction, but prior to acceleration of the debt securities, we provide to the trustee an officer’s certificate stating that a directing holder failed to satisfy its verification covenant, the cure period with respect to such default shall be automatically stayed and the cure period with respect to any event of default that resulted from the applicable noteholder direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such verification covenant. Any breach of the position representation shall result in such holder’s participation in such noteholder direction being disregarded; and, if, without the participation of such holder, the percentage of debt securities held by the remaining holders that provided such noteholder direction would have been insufficient to validly provide such noteholder direction, such noteholder direction shall be void ab initio (other than any indemnity such directing holder may have offered the trustee), with the effect that such event of default shall be deemed never to have occurred, acceleration voided and the trustee shall be deemed not to have received such noteholder direction or any notice of such default or event of default. A position representation may be substantially in the form attached to the indenture with such other changes and information as may be reasonably requested by us and the trustee.

For the avoidance of doubt, the trustee shall be entitled to conclusively rely on any noteholder direction delivered to it in accordance with the indenture, shall have no duty to inquire as to or investigate the accuracy of any position representation, enforce compliance with any verification covenant, verify any statements in any officer’s certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to derivative instruments, net shorts, long derivative instruments, short derivative instruments or otherwise. The trustee shall have no liability to Broadcom, any holder or any other person in acting in good faith on a noteholder direction.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided, that:

•	such direction shall not be in conflict with any rule of law or with the indenture;

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction; and

•

subject to certain duties and responsibilities of the trustee set forth in the indenture, the trustee will have the right to decline to follow such direction if (i) the holders have failed to provide the trustee with security or indemnity satisfactory to it in its sole discretion; (ii) a responsible officer of the trustee shall, in good faith, determine that the proceeding so directed would involve the trustee in personal liability; or (iii) such direction would be unduly prejudicial to the rights of other holders (it being understood that the trustee has no duty to determine if any action is prejudicial to any holder) or would otherwise be contrary to applicable law or the indenture.

No holder of any debt security of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or other similar official), or for any other remedy hereunder, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series;

•

holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

•

such holder or holders have offered (and if requested, provided) to the trustee security or indemnity satisfactory to the trustee in its sole discretion against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series;

it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of the indenture to affect, disturb or prejudice the rights of any other holders of debt securities, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner herein provided and for the equal and ratable benefit of all such holders.

Notwithstanding any other provision in the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on such debt security on the respective stated maturities expressed in such debt security (or, in the case of redemption or repayment, on the redemption date or repayment date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

We will deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate, the signer of which shall be our principal executive, principal accounting or principal financial officer, stating whether or not, to the best knowledge of the signer thereof, we are in default in the performance and observance of any of the terms, provisions, covenants and conditions of the indenture (without regard to any period of grace or requirement of notice provided thereunder) and, if we will be in default, specifying all such defaults and the nature and status thereof of which he or she may have knowledge.

The trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or event of default with respect to the debt securities of a series, except an Event of Default described in the first two bullets under “—Events of Default” above (provided, that the trustee is the principal paying agent with respect to the debt securities of such series), unless a responsible officer of the trustee has received written notice at its corporate trust office of such default or event of default from us, any of our subsidiaries or a holder of any debt security, which notice states that the event referred to therein constitutes a default or event of default and references the indenture and the relevant series of debt securities.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds and/or government securities sufficient to make payments on the outstanding debt securities of any series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the outstanding debt securities of such series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture with respect to the outstanding debt securities of such series, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and such series of debt securities, including our obligation to make payments on such series of those debt securities, will survive (“covenant defeasance”).

If we legally defease any series of debt securities, the holders of the debt securities of such series affected will not be entitled to the benefits of the indenture, except for:

•	the rights of holders of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due;

•	our obligation to register the transfer or exchange of the debt securities;

•	our obligation to replace mutilated, destroyed, lost or stolen debt securities; and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease the outstanding debt securities of any series notwithstanding any prior exercise of our option of covenant defeasance in respect of such outstanding debt securities of such series.

In order to exercise our legal defeasance or covenant defeasance option with respect to outstanding debt securities of a series, we will be required to deliver to the trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that the deposit and related legal defeasance or covenant defeasance, as the case may be, will not cause the beneficial owners of the outstanding debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and that the beneficial owners of the outstanding debt securities of such series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related legal defeasance or covenant defeasance, as the case may be, had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling received from or published by the U.S. Internal Revenue Service or a change in law to that effect.

Actions Not Requiring Consent of Holders

We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the debt securities of any series in order to:

•

evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by such successor person, in each case in accordance with the terms of the indenture;

•	add to our covenants for the benefit of the holders of debt securities of such series or surrender any right or power conferred upon us in the indenture;

•	add any additional events of default for the debt securities of such series for the benefit of the holders of the debt securities of such series;

•	add to or change any of the provisions of the indenture to the extent necessary to permit or facilitate the issuance of debt securities in uncertificated form;

•

add to, change or eliminate any of the provisions of the indenture applying to one or more series of debt securities, provided, however, that if such addition, change or elimination adversely affects the interests of holders of debt securities of any series in any material respect, such addition, change or elimination will become effective with respect to that series only when no debt securities of such series remain outstanding;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture;

•	establish the forms or terms of any series of debt securities;

•

evidence and provide for successor trustees and to add to or change any provisions of the indenture to the extent necessary to appoint a separate trustee or trustees for debt securities of one or more series;

•	cure any ambiguity, or correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture;

•

make other provisions with respect to matters or questions arising under the indenture, provided that (i) in the case of any such cure, correction, supplement, matter, question, amendment or modification to (or which results in any change to) a guarantee of the debt securities of any series, the foregoing shall not adversely affect the interests of the holders of any debt securities then outstanding; and (ii) in all other cases, such action does not adversely affect the interests of holders of debt securities of any series in any material respect;

•

supplement any provisions of the indenture to the extent necessary to permit the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any series of debt securities may be listed or traded;

•	secure any series of debt securities or any guarantee thereof;

•

add to, change or eliminate any provisions of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect;

•	provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

•

add guarantors with respect to any series of debt securities or release a guarantor from its obligations under its guarantee or the indenture in accordance with the applicable provisions of the indenture and the debt securities of the applicable series;

•

conform the terms of the indenture and any series of debt securities to any provision or other description of such series of Securities, as the case may be, contained in an offering document related thereto; or

•	comply with the rules of any applicable depositary.

Actions Requiring Consent of Holders

With the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture or amendment (treated as one class), by act of said holders delivered to us and the trustee, we, when authorized by a board of directors resolution, and the trustee may enter into an indenture or indentures supplemental to the indenture and/or amendments to any related guarantee agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or any such guarantee agreement or of modifying in any manner the rights of the holders of debt securities of such series under the indenture or any such guarantee agreement. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture or guarantee agreement, we may not enter into a supplemental indenture or guarantee agreement that:

•

changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security;

•	reduces the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	changes the place or currency of payment of principal, premium, if any, or interest;

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any debt security;

•

reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults of the indenture;

•

makes certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of debt securities of any series necessary to consent to any such change or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by such change;

•

if the debt securities of any series are then secured, changes the terms and conditions pursuant to which the debt securities of such series are secured in a manner adverse to the holders of such debt securities in any material respect; or

•

makes any change in the provisions of the indenture described under “—Additional Amounts” above that adversely affects the right of any holder of such debt securities or amends the terms of such debt securities in a way that would result in a loss of an exemption from any of the taxes described thereunder or an exemption from any obligation to withhold or deduct taxes so described thereunder unless the non-U.S. payor agrees to pay additional amounts, if any, in respect thereof.

We may omit, in respect of one or more series of debt securities, in any particular instance to comply with any covenant or condition applicable to such debt securities, if before or after the time for such compliance the holders of at least a majority in principal amount of the then debt securities of all series affected (voting as one class) shall, by act of such holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, our obligations and the duties of the trustee in respect of any such covenant or condition shall remain in full force and effect.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to such debt series and its consequences, except a default:

•	in the payment of the principal of or any premium or interest on any debt security of such series, or

•	in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Satisfaction and Discharge

We may discharge our obligations under the indenture while debt securities of any series remain outstanding if (1) all outstanding debt securities of such series have become due and payable, (2) all outstanding debt securities of such series will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding debt securities of such series are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at our expense, and, in each case, we have deposited with the trustee an amount of funds and/or government securities sufficient to pay and discharge all outstanding debt securities of such series on the date of their scheduled maturity or the scheduled date of the redemption (provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the redemption date (any such amount, the “applicable premium deficit”) only required to be deposited with the trustee on or prior to the redemption date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such applicable premium deficit is in fact paid)) and paid all other amounts payable under the indenture in respect of the applicable series of debt securities. Any applicable premium deficit shall be set forth in an officer’s certificate delivered to the trustee one business day prior to the deposit of such applicable premium deficit (or as promptly as reasonably practicable thereafter) that confirms that such applicable premium deficit shall be applied toward such redemption. The trustee shall have no duty to determine, or verify the calculation of, the applicable premium or any applicable premium deficit.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The indenture will provide that each of us, the trustee and the holders of debt securities by their acceptance of the debt securities irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture or the transactions contemplated thereby.

The indenture will further provide that each of we, the holders of debt securities and the trustee irrevocably submits to the exclusive jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to the indenture and the debt securities, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts, and waives any objection it may have under law to such courts and jurisdiction as proper venue in connection with any such suit, action or proceeding.

Trustee

Wilmington Trust, National Association will be the trustee under the indenture. If an event of default has occurred and is continuing and is actually known to a responsible officer of the trustee, the trustee will be required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs; provided, the trustee will be under no obligation to exercise any of the rights and powers under the indenture at the request or direction of any holders, unless such holders have offered (and if requested, provided) to the trustee indemnity satisfactory to the trustee against any loss, liability, or expenses, and then only to the extent required by the terms of the indenture.

Global Securities

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants, in accordance with the rules and procedures applicable to the DTC system. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, we understand DTC’s current practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or any other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will provide an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement or free writing prospectus, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an event of default has occurred and is continuing with respect to such series of securities;

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement or free writing prospectus, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus and the information elsewhere in this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been provided for informational purposes only, is not intended to serve as a representation, warranty or contract modification of any kind, and was obtained from sources that we believe to be reliable, but we do not take responsibility for this information. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities, their systems or their participants, and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, rights, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or any of the selling securityholders, may sell the offered securities from time to time:

•	to or through underwriters, brokers or dealers;

•	in short or long transactions;

•	through agents;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Broadcom Inc. Additional legal matters may be passed upon for us, any selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Broadcom

The financial statements of Broadcom and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Broadcom’s Annual Report on Form 10-K for the fiscal year ended October 29, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VMware

The financial statements of VMware incorporated in this prospectus by reference to VMware’s Annual Report on Form 10-K for the fiscal year ended February 3, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Broadcom Inc.

$1,750,000,000 4.600% Senior Notes due 2030

$1,750,000,000 4.900% Senior Notes due 2032

$2,500,000,000 5.200% Senior Notes due 2035

P R O S P E C T U S  S U P P L E M E N T

Joint Book-Running Managers

J.P. Morgan

Morgan Stanley

Wells Fargo Securities

July 7, 2025